Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--October 22, 2009--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable December 15, 2009, to holders of record as of December 1, 2009.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2009.

Highlights

  The Company reported consolidated earnings for the third quarter of 2009 of $14.8 million, or $0.43 per share, compared with 2008 same quarter earnings of $20.2 million, or $0.60 per basic share and $0.59 per fully diluted share. Earnings for the twelve months ended September 30, 2009 were $41.1 million, or $1.20 per share. This compares to earnings of $31.6 million, or $0.95 per share, for the 2008 twelve month period.
  Extremely mild weather during the third quarter lowered kilowatt hour sales and resulting electric revenues compared to the 2008 third quarter. The Company estimates cooler summer temperatures may have decreased electric revenues by almost $10.8 million compared to the 2008 third quarter. According to statistics provided by the National Oceanographic and Atmospheric Association, the 2009 third quarter was one of the coolest summer periods in modern recorded history for the Company’s service territory.
  The Company announced today that it has increased the aggregate offering amount of its equity distribution program of its common stock from $60,000,000 to $120,000,000. The Company has sold $30.6 million of common stock utilizing this program since its inception in February 2009.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended September 30, 2009				Quarter Ended September 30, 2008
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$121,961	$4,795	$1,445	$128,053	$131,395	$6,056	$1,366	$138,685
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	48,132	2,033	––	50,165	51,501	3,414	––	54,915
Other Operating Expenses	50,454	2,852	1,053	54,211	51,934	2,935	1,014	55,751
Operating Income (Loss)	23,375	(90)	392	23,677	27,960	(293)	352	28,019
Net Income (Loss)	$15,530	$(1,036)	$335	$14,829	$21,108	$(1,234)	$306	$20,180
Earnings Per Weighted-Average Share, Basic Diluted				$0.43 $0.43				$0.60 $0.59

Third Quarter Electric Results

Extremely mild weather primarily reduced overall third quarter electric revenues. The Company estimates the decrease in revenues due to the impact of weather was $10.8 million when comparing the 2009 third quarter to the 2008 third quarter. Off-system and other electric revenues also decreased when comparing the 2009 and 2008 periods by about $5.5 million. Rate increases added to revenues by approximately $6.8 million while customer growth was relatively flat when comparing the quarters. Overall, 2009 electric revenues decreased $9.4 million which represents a 7.2% decrease from the 2008 third quarter.

Total electric fuel and purchased power costs for the 2009 quarter decreased by approximately $3.4 million compared to 2008. Electric fuel costs decreased $0.8 million compared to the 2008 quarter and were primarily driven by lower natural gas volumes. The Company’s volume of purchased power increased slightly but overall our purchased power costs declined approximately $2.2 million due to significantly lower prices in the 2009 quarter. Fuel adjustments recorded in the 2009 third quarter decreased fuel costs by $0.4 million compared to the adjustments recorded in the 2008 third quarter.

Operating costs increased $0.7 million and maintenance costs were higher by $1.1 million compared to the 2008 quarter. Increases in outside service costs and power operating costs were partially offset by decreases in several other operating expense categories. The primary increase in maintenance costs was due to regulatory amortization of 2007 ice storm expenses which increased approximately $0.5 million. Depreciation and amortization decreased approximately $0.4 million for 2009, and taxes, including property, franchise and city taxes, combined for an increase of approximately $0.3 million over the 2008 period. In summary, the electric segment net income was $15.5 million for the 2009 quarter compared to $21.1 million for 2008.

Third Quarter Gas Results

Revenues from gas operations for the third quarter of 2009 decreased $1.3 million compared to 2008. The cost of natural gas sold and transported also decreased approximately $1.4 million during 2009 compared to 2008. Gas operations and maintenance expenses also decreased slightly when comparing the 2009 and 2008 third quarters. Overall, the gas segment reported a 2009 third quarter loss of $1.0 million compared to a loss of $1.2 million for 2008.

Third Quarter Consolidated Results

Total interest charges increased approximately $0.6 million in the 2009 third quarter compared to 2008. This increase primarily reflects interest on $75 million of First Mortgage Bonds issued in March of this year. This issuance increased our long-term debt interest in total by $1.3 million when comparing the 2009 and 2008 quarters. The long-term debt interest was partially offset by lower short-term and other debt interest costs. AFUDC-debt income also increased $0.2 million which further offset the long-term debt interest charges. The Company’s other income and deductions were lower by about $0.4 million when comparing income from the 2009 quarter to the 2008 quarter.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended September 30, 2009 increased $2.2 million, or 0.5%, over the same 2008 period. The largest component of the revenue increase was related to rate increases of approximately $25.4 million, primarily from the Company’s Missouri jurisdiction. Modest customer growth of 0.2% also contributed an additional $1.2 million of revenues when comparing the twelve month periods. The estimated impact of weather partially offset the increases and reduced revenues by an estimated $13.8 million for the 2009 twelve month period compared to the same 2008 period. Off-system and other electric sales were lower as well, decreasing revenues by approximately $10.5 million.

Total electric fuel and purchased power costs for the 2009 twelve month period decreased by approximately $21.7 million compared to the 2008 period. Other operating costs were relatively flat in total, but maintenance costs were higher by approximately $6.1 million. Amortization of 2007 ice storm costs accounted for about $3.4 million of the maintenance increase. Depreciation decreased approximately $3.4 million which is partially due to a reduction in regulatory amortization which was lowered in the third quarter of 2008. The 2008 twelve month period also includes the sale of a unit train which resulted in a gain of $1.2 million whereas the 2009 period does not have any similar gains recorded. Overall, the electric segment 2009 twelve month period resulted in net income of approximately $39.2 million compared to $29.0 million for the same 2008 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2009 twelve month period increased $3.1 million compared to the 2008 period. The cost of natural gas sold and transported also increased $3.8 million during 2009 over 2008. Other operating expenses and maintenance expenses were slightly lower as well when comparing the twelve month periods. The gas segment net income was $1.1 million for the 2009 twelve month period compared to $1.5 million for the 2008 period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $2.9 million in the 2009 twelve month period compared to 2008. Interest related to long-term debt increased $6.5 million but was partially offset by an increase in income related to AFUDC-debt of $2.2 million. The equity component of AFUDC also primarily improved our other income and expense category which increased in total by approximately $0.7 million when comparing the twelve month periods.

The following reconciliation of basic earnings per share compares the quarter and twelve month periods ended September 30, 2009 versus September 30, 2008 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the estimated after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-Q filing.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – September 30, 2008	$0.60	$0.95
Revenues
Electric segment	(0.19)	0.05
Gas segment	(0.02)	0.06
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	0.06	0.45
Cost of natural gas sold and transported	0.03	(0.08)
Operating – electric segment	(0.01)	0.00

	Quarter Ended	Twelve Months Ended
Operating – gas segment	0.00	0.00
Operating – other segment	0.00	0.00
Maintenance and repairs	(0.02)	(0.13)
Depreciation and amortization	0.01	0.07
Gain on sale of assets	0.00	(0.02)
Change in effective income tax rates	0.01	(0.05)
Other taxes	0.00	(0.01)
Other income and deductions	(0.01)	(0.02)
Interest charges	(0.02)	(0.11)
AFUDC	0.00	0.06
Dilutive effect of additional shares	(0.01)	(0.03)

Earnings Per Share – September 30, 2009	$0.43	$1.20

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, October 23, 2009, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2009. To phone in to the conference call, parties in the United States should dial 1-877-941-8610, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4171947#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company provides fiber optic services. For more information regarding Empire, visit www.empiredistrict.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com